SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 20, 2006

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31409	74-2834515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 339-8335

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 20, 2006, Motive, Inc. (the “Company”) and Mr. Alfred Mockett entered into an Employment Agreement (the “Employment Agreement”), a Restricted Stock Agreement (the “Restricted Stock Agreement”), a Non-Qualified Stock Option Agreement (the “Option Agreement”) and an Indemnification Agreement (the “Indemnification Agreement”) in connection with Mr. Mockett’s appointment as the Company’s Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).

The Employment Agreement has a term of three years, although the Company may terminate Mr. Mockett’s employment at any time. Under the Employment Agreement, Mr. Mockett will serve as CEO and, so long as he is a member of the Company’s Board of Directors (the “Board”), Chairman. Mr. Mockett will receive a base salary at a monthly rate of $29,166.67 ($350,000 annually) and will be eligible to receive an annual bonus of up to 100% of his annual base salary, as determined by the Board (or the Compensation Committee thereof) based upon the achievement of individual and Company performance objectives. The Employment Agreement also provides that if the Company terminates Mr. Mockett’s employment without “Cause” (as defined therein) or if he terminates his employment for “Good Reason” (as defined therein), the Company must pay Mr. Mockett a severance amount equal to 12 months of his base salary, the cost of COBRA medical coverage for 12 months and a pro rata portion of his target bonus. These payments would be made over 12 months or, if they follow a “Change in Control” (as defined therein), in one lump sum and would be contingent upon the execution of a release by Mr. Mockett and other customary provisions. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Restricted Stock Agreement grants to Mr. Mockett 200,000 shares of restricted stock, which will vest in 11 equal quarterly installments of 16,666 shares, and in a 12th quarterly installment of 16,674 shares, commencing on April 30, 2006 and continuing thereafter on each succeeding July 31st, October 31st, January 31st and April 30th. Mr. Mockett must be in continuous employment with the Company from the date of the grant through each applicable vesting date in order for the additional shares to vest. In certain circumstances (e.g., the death or disability of Mr. Mockett, his termination of employment for “Good Reason,” the Company’s termination of his employment without “Cause” or the occurrence of a “Change in Control”), vesting may be accelerated with respect to some or all of the unvested shares of restricted stock. The shares of restricted stock were not granted pursuant to the Company’s Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) but are generally subject to the terms, conditions and provisions of the Equity Incentive Plan. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Restricted Stock Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The Option Agreement grants to Mr. Mockett 750,000 stock options, which will vest in 12 equal installments of 62,500 shares each, commencing on April 30, 2006 and continuing thereafter on each succeeding July 31st, October 31st, January 31st and April 30th. Mr. Mockett must be in continuous employment with the Company from the date of the grant through each applicable vesting date in order for the additional options to vest. The exercise price of the options is $3.40 per share, which was the closing price of the Company’s common stock on the

Nasdaq Stock Market on February 17th, 2006, the last trading day preceding the grant of the options. In certain circumstances (e.g., the death or disability of Mr. Mockett, his termination of employment for “Good Reason,” the Company’s termination of his employment without “Cause” or the occurrence of a “Change in Control”), vesting may be accelerated with respect to some or all of the unvested options. The options were not granted pursuant to the Equity Incentive Plan but are generally subject to the terms, conditions and provisions of the Equity Incentive Plan. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Option Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

The Indemnification Agreement contains provisions that may require the Company to, among other things: indemnify Mr. Mockett against liabilities that may arise by reason of his status or service as a director or officer to the fullest extent permitted under Delaware law and the Company’s bylaws and certificate of incorporation; advance Mr. Mockett’s expenses incurred as a result of any proceeding against him as to which he could be indemnified; and obtain directors’ and officers’ insurance, if available on reasonable terms. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Indemnification Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

On February 20, 2006, the Company and Mr. Scott L. Harmon, the Company’s co-founder and former Chairman and CEO, entered into a one-year Consulting Agreement (herein so called) under which Mr. Harmon will provide transition assistance to the Company. The Consulting Agreement provides that Mr. Harmon will receive a monthly consulting fee of $29,000 per month. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Consulting Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

On February 20, 2006, the Board adopted and approved the Company’s 2006 Director Compensation Plan (the “Director Compensation Plan”). The Director Compensation Plan provides for each non-employee director to receive an annual retainer of $25,000 and attendance fees of $1,500 for each Board meeting attended, $1,250 for each Audit Committee meeting attended and $1,000 for each other Board Committee meeting attended. Committee chairs receive additional fees under the Director Compensation Plan with such fees dependant on the particular committee chaired, as follows: the chair of the Audit Committee receives an additional fee of $20,000, the chair of the Compensation Committee receives an additional fee of $10,000, the Chair of the Nominating Committee receives an additional fee of $5,000, and the chair of any special committee formed by the Board to consider and act with respect to any specific transaction or matter to receive the same fee as the chair of the Audit Committee unless the Board determines that some lesser amount shall be applicable. Directors have the option of receiving the annual retainer and applicable committee chair fees in grants of stock options equivalent in value (using the Black-Scholes method of valuation) to the amount of cash that would have been paid plus 20%.

Also on February 20, 2006, the Board adopted and approved an amendment (the “Amendment”) to the Equity Incentive Plan under which annual formula grants to each non-employee director (which grants automatically occur upon conclusion of each annual meeting of the Company’s stockholders) are changed from grants of nonqualified stock options to acquire 20,000 shares to grants of restricted stock in an amount equal to the quotient obtained by dividing 120,000 by the market price of the Company’s common stock on the date of grant, with vesting of such restricted stock to occur in full upon the earlier of the six-month anniversary of the date of grant, a Change in Control (as defined in the Equity Incentive Plan) of the Company or the death or disability of the non-employee director. Likewise under the Amendment, initial grants to newly elected non-employee directors (i.e., non-employee directors who are elected to the Board for the first time) are changed from grants of nonqualified stock options to acquire 60,000 shares to grants of restricted stock in an amount equal to the quotient obtained by dividing 120,000 by the market price of the Company’s common stock on the date of grant, with vesting of such restricted stock to occur in the same manner set forth above for the annual formula grants. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Amendment, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, the Company received a letter on November 22, 2005 from The Nasdaq Stock Market (“Nasdaq”) indicating that as a result of the Company’s failure to file with the Securities and Exchange Commission its Quarterly Report on Form 10–Q for the fiscal quarter ended September 30, 2005, the Company was not in compliance with Nasdaq requirements for continued listing of the Company’s common stock. The Company appealed the Nasdaq Staff’s determination by requesting a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”), which was held on December 15, 2005. The Company received a letter from the Panel dated January 13, 2006, indicating that the Company had been granted an extension through February 28, 2006 to bring its periodic financial reports current. The Company recently determined that it will need additional time in order to complete its periodic financial reports and regain compliance with Nasdaq listing requirements, and by letter dated February 20, 2006, has requested from the Panel an additional extension through April 13, 2006. There can be no assurance that the Panel will entertain or grant this extension request nor that the Panel will not take other adverse action with respect to the continued listing of the Company’s common stock on Nasdaq.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Mr. Scott L. Harmon––Departure of Director and Principal Executive Officer.

On February 20, 2006, Mr. Scott L. Harmon resigned from all positions with the Company and its subsidiaries, including his positions as Chairman of the Board, President and Chief Executive Officer and as a member of the Board. As noted in Item 1.01 above, Mr. Harmon will serve as a consultant to the Company under the Consulting Agreement described therein.

(b) Mr. Alfred T. Mockett––Election of Director and Appointment of Principal Executive Officer.

On February 20, 2006, the Board elected Mr. Alfred T. Mockett, 57, as Chairman and Chief Executive Officer and as a member of the Board.

Prior to joining the Company, Mr. Mockett served as the Chairman and Chief Executive Officer of Corinthian Capital LLC, a privately held investment company. From December 2001 to May 2004, Mr. Mockett was the Chairman and Chief Executive Officer of American Management Systems Inc., a global information technology and business consulting firm. Before working for American Management Systems Inc., Mr. Mockett served on the Executive’s Committee of British Telecommunications Plc for 10 years in a range of divisional executive capacities including serving from July 1999 to October 2001 as the Chief Executive Officer of British Telecommunications Ignite, a subsidiary of British Telecommunications Plc involved in providing international broadband and applications services. Mr. Mockett graduated with honors from the University of London.

For a description of Mr. Mockett’s employment terms, see Item 1.01 above.

Item 7.01.	Regulation FD Disclosure.

On February 21, 2006, the Company issued a press release (the “Press Release”) announcing that the Company has named Alfred Mockett Chief Executive Officer of the Company and Chairman of the Board. The Press Release also announced that Scott L. Harmon has resigned as Chief Executive Officer of the Company and Chairman of the Board. A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 are deemed to be furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of the Exchange Act.

10.1	Employment Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett.

10.2	Restricted Stock Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett.

10.3	Non-Qualified Stock Option Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett.

10.4	Indemnification Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett.

10.5	Consulting Agreement, dated February 20, 2006, by and between Motive, Inc. and Scott L. Harmon.

10.6	Amendment to Amended and Restated Equity Incentive Plan of Motive, Inc.

99.1	Press release dated February 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTIVE, INC.

Date: February 21, 2006	By:	/s/ April Downing
April Downing
Principal Accounting Officer, Acting Chief Financial Officer and Vice President – Finance and Investor Relations

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett.

10.2	Restricted Stock Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett.

10.3	Non-Qualified Stock Option Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett.

10.4	Indemnification Agreement, dated February 20, 2006, by and between Motive, Inc. and Alfred Mockett.

10.5	Consulting Agreement, dated February 20, 2006, by and between Motive, Inc. and Scott L. Harmon.

10.6	Amendment to Amended and Restated Equity Incentive Plan of Motive, Inc.

99.1	Press release dated February 21, 2006.